Exhibit 8xv-a

AMENDMENT NO. 7
 To the
PARTICIPATION AGREEMENT
Among
PUTNAM VARIABLE TRUST
PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP
And
LINCOLN NATIONAL LIFE INSURANCE COMPANY

THIS AMENDMENT is made and executed as of the 30th day of July, 2019 among Lincoln National Life Insurance Company (the “Company”), Putnam Variable Trust (the “Trust”) and Putnam Retail Management Limited Partnership (the “Underwriter).

WHEREAS, the Company, the Trust and the Underwriter have executed a Participation Agreement dated as of April 30, 2001, as amended (the “Fund Participation Agreement”);

Wherefore, each of the parties hereto wish to amend the Fund Participation Agreement as follows.

1.	Schedule A of the Fund Participation Agreement shall be amended to add PVT Equity Income Fund Class IA and IB to each of the separate accounts.

2.	All other terms of the Fund Participation Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the first above-written date.

PUTNAM RETAIL MANAGEMENT                                                                                           PUTNAM VARIABLE TRUST
LIMITED PARTNERSHIP
By its authorized officer,                                                                                                         By its authorized officer,

/s/ Mark Coneeney                                                                                                                 /s/ Michael Higgins
Name: Mark Coneeney                                                                                                           Name: Michael Higgins
Title: Head of Rel. Mgmt.                                                                                                        Title: Treasurer of the Funds

LINCOLN NATIONAL LIFE INSURANCE COMPANY
By its authorized officer,

/s/ Jayson Bronchetti
Name: Jayson R. Bronchetti
Title: Senior Vice President